PROSPECTUS SUPPLEMENT DATED	FILED PURSUANT TO RULE
MARCH 20, 2002	424(b)(3)
(To Prospectus Dated September 4, 1998)	SEC FILE NO. 333-59069

20,210,129 Shares
EQUITY OFFICE PROPERTIES TRUST
Common Shares of Beneficial Interest

     This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of up to 20,210,129 of our common shares of beneficial interest, $0.01 par value per share, including up to 6,454,055 common shares issued in connection with our acquisition of certain assets or in exchange for cash paid to us, up to 5,000,000 common shares issuable upon the exercise of 5,000,000 warrants to purchase our common shares and up to 8,756,074 common shares issuable upon the redemption of units of limited partnership interest in EOP Operating Limited Partnership, if and to the extent that such selling shareholders redeem their units and common shares are issued in exchange for these units. This prospectus supplement updates and amends certain information included in our prospectus dated September 4, 1998, and should be read together with the prospectus, which is to be delivered with this prospectus supplement.

     The table set forth in the prospectus under the caption “Selling Shareholders” is hereby supplemented as follows:

Name of Selling Shareholder	Number of Shares Owned and Offered Hereby

Wyco LP	1,384(1)

Sheila Ann Wycoff-Dickey	549(2)

(1)	Includes 545 common shares that may be issued by Equity Office upon the exercise of warrants to purchase common shares.

(2)	Includes 333 common shares that may be issued by Equity Office upon redemption of a corresponding number of units of limited partnership interest in EOP Operating Limited Partnership and 216 common shares that may be issued by Equity Office upon the exercise of warrants to purchase common shares.